EXHIBIT 12

STATEMENT RE COMPUTATION OF RATIOS

ASSOCIATED BANC-CORP

Computation of the Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

($ in Thousands)

	Years Ended December 31,
	2017	2016	2015	2014	2013
Ratio Including Interest on Deposits:
Income before income taxes	$338,767	$287,596	$269,788	$276,045	$267,893
Interest expense – including interest on deposits	145,385	84,295	77,384	55,778	63,440
Estimated interest component of net rental expense	2,033	2,782	4,243	3,696	4,274
Earnings	$486,185	$374,673	$351,415	$335,519	$335,607
Interest expense – including interest on deposits	$145,385	$ 84,295	$ 77,384	$ 55,778	$ 63,440
Estimated interest component of net rental expense	2,033	2,782	4,243	3,696	4,274
Fixed charges	147,418	87,077	81,627	59,474	67,714

Preferred stock dividends	9,347	8,903	7,155	5,002	5,158
Fixed charges and preferred stock dividends	$156,765	$ 95,980	$ 88,782	$ 64,476	$ 72,872

Ratio of Earnings to Fixed Charges – Including Interest on Deposits	3.30	4.30	4.31	5.64	4.96
Ratio of Earnings to Fixed Charges & Preferred Stock Dividends – Including Interest on Deposits	3.10	3.90	3.96	5.20	4.61

Ratio Excluding Interest on Deposits:
Income before income taxes	$338,767	$287,596	$269,788	$276,045	$267,893
Interest expense – excluding interest on deposits	51,360	33,960	44,259	29,484	32,173
Estimated interest component of net rental expense	2,033	2,782	4,243	3,696	4,274
Earnings	$392,160	$324,338	$318,290	$309,225	$304,340
Interest expense – excluding interest on deposits	$ 51,360	$ 33,960	$ 44,259	$ 29,484	$ 32,173
Estimated interest component of net rental expense	2,033	2,782	4,243	3,696	4,274
Fixed charges	53,393	36,742	48,502	33,180	36,447

Preferred stock dividends	9,347	8,903	7,155	5,002	5,158
Fixed charges and preferred stock dividends	$ 62,740	$ 45,645	$ 55,657	$ 38,182	$ 41,605

Ratio of Earnings to Fixed Charges – Excluding Interest on Deposits	7.34	8.83	6.56	9.32	8.35
Ratio of Earnings to Fixed Charges & Preferred Stock Dividends – Excluding Interest on Deposits	6.25	7.11	5.72	8.10	7.31